Exhibit 10.2

Exhibit A

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT, dated as of February 23, 2005, is between CURATIVE HEALTH SERVICES, INC., a Minnesota corporation (together with any of its subsidiaries, the (“Company”), and NANCY F. LANIS, an individual resident of the State of New York (“Executive”).

RECITALS

A.                                   The Company wishes to grant to Executive, effective as of the date of this Agreement, an award of restricted shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), on the terms and subject to the conditions set forth in this Agreement and the Company’s 2001 Broad-Based Stock Incentive Plan.

B.                                     Executive desires to accept such grant.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.                                       Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Award” has the meaning ascribed to such term in Section 2 hereof.

“Board” means the Board of Directors of the Company.

“Cause” shall mean any of the following:

(a)                                  the Executive’s willful act of fraud, embezzlement, dishonesty or other misconduct that materially damages the Company, its subsidiaries and affiliates;

(b)                                 any intentional act or omission by Executive, other than that made in good faith, that is detrimental in any material respect to the interests of the Company, its subsidiaries and affiliates;

(c)                                  the commission by Executive of a felony; or

(d)                                 the material breach by Executive of her agreements or obligations under the Separation Agreement.

No termination for Cause pursuant to the preceding clause (d) shall occur unless the Company has provided Executive with written notice of the existence of such Cause, and Executive is given at least fifteen (15) days to cure, except that no such notice shall be required if the act or omission constituting Cause is not susceptible of cure.  Executive represents and warrants that to the best of her knowledge she has not engaged in any activities during her employment which would constitute wrongful conduct including, but not limited to, fraud, misrepresentation, violation of any federal, state or local law, or any conduct contrary to company policy nor has she engaged in any conduct which would constitute “Cause” under this Agreement.  The Company is not aware of any events which would constitute “Cause” up through the date of this Agreement.

“Change of Control” shall mean any of the following:

(a)                                  a sale of all or substantially all of the assets of the Company;

(b)                                 the acquisition of more than fifty percent (50%) of the Common Stock of the Company (with all classes or series thereof treated as a single class) by any person or group of persons, except a Permitted Shareholder (as hereinafter defined), acting in concert. A “Permitted Shareholder” means a holder, as of the date of this Agreement, of Common Stock;

(c)                                  a reorganization of the Company wherein the holders of Common Stock of the Company receive stock in another company (other than a subsidiary of the Company), a merger of the Company with another company wherein there is an fifty percent (50%) or greater change in the ownership of the Common Stock of the Company as a result of such merger, or any other transaction in which the Company (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation;

(d)                                 in the event that the Common Stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than fifty percent (50%) of the then-outstanding Common Stock and for this purpose the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Securities and Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than fifty percent (50%) of the then outstanding Common Stock;

(e)                                  a majority of the Board of Directors is not comprised of Continuing Directors. A “Continuing Director” means a director recommended by the Board of Directors of the Company for election as a director of the Company by the stockholders; or

(f)                                    the Board of Directors of the Company, in its sole and absolute discretion, determines that there has been a sufficient change in the share ownership of the Company to constitute a change of effective ownership or control of the Company.

Executive agrees that no Change In Control has occurred as of the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning specified in Recital A hereof.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Plan” means the Company’s 2001 Broad-Based Stock Incentive Plan, as amended from time to time.

“Shares” means, collectively, the shares of Common Stock subject to the Award, whether or not such shares are Vested Shares.

“Separation Agreement” means the Separation Agreement, made effective as of February 23, 2005, between the Company and Executive.

“Vested Shares” means the Shares with respect to which the Award has vested at any particular time.

2.                                       Award.

(a)                                  The Company, effective as of the date of this Agreement, hereby grants to Executive a restricted stock award of 10,000 shares of Common Stock (the “Award”), subject to the terms and conditions set forth herein and in the Plan.

(b)                                 The parties agree that for tax purposes hereunder the value of the Shares shall be equal to the closing price of the Common Stock (as reported on the Nasdaq National Market) on May 31, 2005.

3.                                       Vesting.

(a)                                  Subject to the terms and conditions of this Agreement, all of the Shares shall vest on May 31, 2005.

(b)                                 Notwithstanding the vesting provisions contained in Section 3(a) above, but subject to the other terms and conditions set forth herein, if, prior to the vesting of the Shares in accordance with Section 3(a) above, a Change in Control of the Company occurs, or Executive’s employment with the Company is terminated by the Company without Cause, then all of the Shares shall immediately vest on the date of such Change In Control or termination of employment, as the case may be.

(c)                                  Except as provided in Section 3(b), if Executive ceases to be an employee for any reason prior to the vesting of the Shares, such Shares remaining unvested as of the date of termination shall be immediately and irrevocably forfeited and the Executive will retain no rights with respect to the forfeited Shares.

4.                                       Restriction on Transfer of Shares.  The Shares cannot be sold, assigned, transferred, gifted, pledged, hypothecated, or in any manner encumbered or disposed of at any time prior to vesting pursuant to Section 3 above.

5.                                       Issuance of Shares and Custody of Certificates.  The Company shall cause a stock certificate or certificates evidencing the Shares to be issued in the name of the Executive, which certificate or certificates shall be held by the Secretary of the Company or the stock transfer agent or brokerage service selected by the Secretary of the Company to provide such services for the Plan.  The Shares shall be restricted from transfer and the certificate or certificates may bear an appropriate legend referring to the restrictions applicable to the Shares.  Executive hereby agrees to the retention by the Company of the Shares and to execute and deliver to the Company a blank stock power with respect to the Shares as a condition to the receipt of this Award.  After the Shares vest pursuant to Section 3 hereof, and following payment of any applicable withholding taxes pursuant to section 7 of this Agreement, the Company shall, upon request of the Executive, cause to be issued a certificate or certificates, registered in the name of Executive or in the name of Executive’s legal representatives, beneficiaries or heirs, as the case may be, evidencing such Vested Shares and shall cause such certificate or certificates to be delivered to Executive or Executive’s legal representatives, beneficiaries or heirs, as the case may be, free of the legend referenced above.

6.                                       Rights as Shareholder.  Executive shall be entitled at all times on and after the date of issuance of the Shares to exercise the rights of a shareholder of Common Stock with respect to the Shares, including the right to vote the Shares and the right to receive dividends on the Shares.

7.                                       Distributions and Adjustments.  In accordance with Section 4(c) of the Plan, the Award shall be subject to adjustment in the event that any distribution, recapitalization, reorganization, merger or other event covered by Section 4(c) of the Plan shall occur.

8.                                       Taxes.  In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it in connection with this restricted stock award, and in order to comply with all applicable federal or state tax laws or regulations, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal or state income and social security taxes are withheld or collected from Executive.  Within 30 days after the date hereof, Executive may, at Executive’s option, make and file with the Company and the Internal Revenue Service an election relating to the Shares pursuant to Section 83(b) of the Code.

9.                                       Executive’s Employment.  Nothing in this Agreement shall confer upon Executive any right to continue in the employ of the Company or any of its subsidiaries or interfere with the right of the Company or its subsidiaries, as the case may be, to terminate Executive’s employment or to increase or decrease Executive’s compensation at any time.

10.                                 Notices.  All notices, claims, certificates, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier, by facsimile or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

(a)                                  If to the Company, to it at:

Curative Health Services, Inc.

Executive Tower

61 Spit Brook Road

Nashua, NH 03060

Attention:  Paul F. McConnell, President and Chief Executive Officer,

(b)                                 If to Executive, to her at:

Nancy F. Lanis

37 Longview Road

Port Washington, NY 11050,

or

(c)                                  to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day), (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (iii) in the case of facsimile transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (iv) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication is posted.

11.                                 Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

12.                                 Undertaking.  Both parties hereby agree to take whatever additional actions and execute whatever additional documents either party may in their reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the other party under the provisions of this Agreement.

13.                                 Plan Provisions Control.  In the event that any provision of the Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control.

14.                                 Securities Matters.  The Company shall not be required to deliver Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

15.                                 Remedies.  Both parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages and costs by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties agree and acknowledge that money damages would not be an adequate remedy for certain breaches of the provisions of this Agreement and that the either party may, in its sole discretion, and without affecting any other rights it may have at law, apply to any court of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

16.                                 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to principles of conflicts of laws).

17.                                 Counterparts.  This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

18.                                 Entire Agreement.  This Agreement (and the other writings incorporated by reference herein, including the Separation Agreement and the General Release) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral negotiations, commitments, representations, and agreements with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

CURATIVE HEALTH SERVICES, INC,

By:
Its:	Chief Executive Officer and President
Dated:

EXECUTIVE

Nancy F. Lanis
Dated: